Exhibit 3.1

Amended and Restated Certificate of Incorporation
of
New Asia Partners China Corporation

Pursuant to Section 245 of the
Delaware General Corporation Law

NEW ASIA PARTNERS CHINA CORPORATION, a corporation existing under the laws of the State of Delaware (the “Corporation”), by its Chief Executive Officer, hereby certifies as follows:

1.    The name of the Corporation is “New Asia Partners China Corporation.”

2.    The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on November 26, 2007.

3.    This Amended Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation.

4.    This Amended and Restated Certificate of Incorporation was duly adopted by joint written consent of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”).

5.    The Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST:    The name of the corporation is New Asia Partners China Corporation (hereinafter sometimes referred to as the “Corporation”).

SECOND:    The registered office of the Corporation is to be located at the Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, zip code 19808. The name of its registered agent at that address is the Corporation Trust Company.

THIRD:    The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH:    The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 13,000,000, of which 12,000,000 shares shall be Common Stock of the par value of $.0001 per share and 1,000,000 shall be Preferred Stock of the par value of $.0001 per share.

A.    Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B.    Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH:    The Corporation’s existence shall terminate on _________, 2011 (the “Termination Date”), except for the purpose of winding up the Corporation’s affairs and liquidation pursuant to section 278 of the DGCL. In the event that the Corporation submits a Business Combination (as defined below) to its stockholders for a vote pursuant to Article SIXTH, paragraph A, it shall submit this provision to its stockholders concurrently for amendment to permit the Corporation’s continued existence. This provision may only be amended in connection with, and become effective upon, the consummation of the Business Combination.

SIXTH:    The introduction and following provisions (A) through (G) of this Article SIXTH shall apply during the period commencing upon the filing of this Amended and Restated Certificate of Incorporation and terminating upon the consummation of any “Business Combination,” and may not be amended during the “Target Business Acquisition Period.” A “Business Combination” shall mean (i) the acquisition by the Corporation, whether by merger, stock exchange, asset or stock acquisition, plan of arrangement, recapitalization, reorganization, or other similar type of transaction, of one or more operating businesses whose collective fair market value is at least equal to 200% of the amount held in the Trust Fund as of the date a definitive agreement related to the Business Combination is  executed (“Target Business”) or (ii) the acquisition through Contractual Arrangements of at least 51% of the equity interests of a Target Business and control of the board of directors or other governing body of the Target Business. In any event, the Corporation may not acquire less than a controlling interest of a Target Business (meaning at least 51% of its equity interests or all or substantially all of its assets either directly or indirectly through Contractual Arrangements). The “Target Business Acquisition Period” shall mean the period from the effectiveness of the registration statement filed in connection with the Corporation’s initial public offering (“IPO”) up to and including the first to occur of (a) a Business Combination or (b) the Termination Date. “IPO Shares” shall mean such shares issued in connection with the Corporation’s IPO. “Trust Fund” shall mean the trust account established by the Corporation at the consummation of its IPO and into which a certain amount of the net proceeds of the IPO is deposited. “Prospectus” shall mean the final prospectus which forms a part of the Registration Statement on Form S-1 (SEC File No. 333-147741) filed with the Securities and Exchange Commission in connection with the IPO. “Contractual Arrangements” means a transaction or series of transactions designed to provide the Corporation with the economic benefits of and control over the subject assets or equity interests similar to the rights of full ownership, even though technical ownership of such assets or equity interests is in the hands of one or more third parties.

A.    Prior to the consummation of any Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the DGCL. In the event that a majority of the IPO Shares (defined below) present and entitled to vote at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination; provided that the Corporation may consummate the Business Combination only if (i) approved by a majority of the IPO Shares voted at a duly held stockholders meeting (ii) stockholders owning up to but not including a number of IPO Shares equal to 30% of the IPO Shares less the number of IPO Shares, if any, converted in connection with a vote against the Extended Period (as defined in paragraph B below) in accordance with paragraph D below, vote against the Business Combination and exercise their conversion rights described in paragraph D below and (iii) Article Fifth is amended to allow for the Corporation’s continued existence .

B.    In the event that (i) the Corporation does not consummate a Business Combination within 24 months after the date of the Prospectus (the “24 Month Period”) and no letter of intent, agreement in principle or definitive agreement to consummate a Business Combination has been executed during the 24 Month Period, or (ii) either a letter of intent, an agreement in principle or a definitive agreement to consummate a Business Combination was executed during the 24 Month Period but no Business Combination was executed within the 24 Month Period and the Extended Period is not submitted to the Corporation’s stockholders for approval or is not approved by the Corporation’s stockholders, as applicable (the last day of the 24 Month Period is referred to as the “Initial Acquisition Date”), the officers of the Corporation shall take all action necessary to dissolve and liquidate the Corporation as promptly as practicable and shall not engage in any other business activities. In the event that a letter of intent, agreement in principle or definitive agreement is executed during the 24 Month Period and the Board anticipates that the Corporation may not be able to consummate a Business Combination within the 24 Month Period, the Board of Directors may take all such action necessary to extend the time period within which the Corporation may complete the Business Combination to 30 months from the date of the Prospectus (the “Extended Period”) in accordance with paragraph C below.

C.    If a letter of intent, agreement in principle or definitive agreement is executed during the 24 Month Period and the Board of Directors anticipates that the Corporation may not be able to consummate a Business Combination within 24 months after the Consummation of the IPO and determines that the Extended Period is advisable in their judgment, a resolution to that effect shall be adopted by a majority of the whole Board of Directors, and the officers of the Corporation shall cause notice to be mailed to each stockholder of the Corporation entitled to vote thereon of the adoption of such resolution and of a meeting of stockholders of the Corporation to take action upon such resolution in accordance with the DGCL (the “Extension Meeting”). To the fullest extent permitted by law and regardless of whether such action is of a type which normally would require such stockholder approval under the DGCL or other applicable law, the Board of Directors shall also submit a plan of distribution meeting the requirements of Section 281(b) of the DGCL (a “Plan of Distribution”) to its stockholders for approval at the Extension Meeting. In addition to any other vote of stockholders of the Corporation required under applicable law or listing agreement, the Corporation may extend the time period within which the Corporation may complete the Business Combination to 30 months from the date of the Prospectus only if approved by a majority of the IPO Shares voted at the Extension Meeting and stockholders owning up to but not including 30% of the IPO Shares vote against the Extended Period and exercise their conversion rights described in paragraph D below.

D.    In the event that a Business Combination is approved in accordance with paragraph A above, and the Business Combination is consummated by the Corporation, stockholders holding IPO Shares who exercised their conversion rights after the Corporation's mailing to the Corporation's stockholders of a proxy statement and prior to the vote taken with respect to the Business Combination at a meeting held for such purpose in connection with such vote and voted against the Business Combination and the Business Combination is approved and completed, subject to the availability of lawful funds therefor, will receive at a per-share conversion price equal to (i) the aggregate amount then in the Trust Fund inclusive of any interest, calculated, as of two business days prior to the proposed consummation of the Business Combination, divided by (ii) the number of IPO Shares outstanding at that date, by determining the IPO shares being so converted in accordance with procedures established by the Corporation in connection with any such vote. In the event that the Extended Period is not approved at the Extension Meeting, stockholders holding IPO Shares who exercised their conversion rights in connection with such vote and voted against the Extended Period and the Extended Period is approved, subject to the availability of lawful funds therefor, will receive cash at a per-share conversion price equal to (i) the aggregate amount then in the Trust Fund, inclusive of any interest, calculated as of the date of the Extension Meeting, divided by (ii) the number of IPO Shares outstanding at that date. Notwithstanding the foregoing, a stockholder holding IPO Shares, together with any affiliate of his or any other person with whom such stockholder is acting in concert or as a “group,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (a “Group”), will be restricted from seeking conversion rights with respect to IPO Shares to the extent that number of IPO Shares held by such stockholder, together with any affiliate of his or any other person with whom he is acting in concert or as a Group, exceeds 10% of the number of IPO Shares issued in the IPO, on a cumulative basis, which includes any shares converted by any member of the Group in connection with a vote against the Extended Period, if any, and the Business Combination. Each holder of IPO Shares will be required to certify to the Corporation, under penalty of perjury, whether such holder is acting in concert or as a Group with any other holder of IPO Shares.

E.    In the event that the Corporation has not completed the Business Combination by the Initial Acquisition Date and, if applicable, the Extended Period has not been approved, the Board of Directors shall submit a Plan of Distribution to its stockholders for approval and the Corporation shall not engage in any other business activities. If the Extended Period has been adopted and the Corporation does not consummate an Initial Business Combination by the Termination Date, all amounts (i) in the Trust Fund plus (ii) any other net assets of the Corporation not used for or reserved to pay obligations and claims or such other corporate expenses relating to or arising from the Corporation’s plan of dissolution and distribution, including costs of liquidating the Corporation, shall be distributed on a pro rata basis to holders of the IPO Shares. The Corporation shall pay no liquidating distributions with respect to any shares of capital stock of the Corporation other than IPO Shares.

F.    A holder of IPO Shares shall be entitled to receive distributions from the Trust Fund only in the event of a liquidation of the Corporation or in the event such holder demands conversion of its shares in accordance with paragraph B above. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Fund.

G.    The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. At the first election of directors by the stockholders after the filing of this Amended and Restated Certificate of Incorporation, the stockholders shall appoint the directors as Class A, Class B and Class C directors, as necessary. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

SEVENTH:    The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.    Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

B.    The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

C.    The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D.    In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

EIGHTH:    A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B.    The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

NINTH:    Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Dennis Nguyen, its Chief Executive Officer, as of the _____ day of ______________, 2008.

Dennis Nguyen, Chief Executive Officer